Exhibit 99.1

ImmuCell

FOR IMMEDIATE RELEASE:

ImmuCell Announces Financial Results for First Quarter of 2017

PORTLAND, Maine – May 11, 2017 – ImmuCell Corporation (NasdaqCM: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced unaudited financial results for the quarter ended March 31, 2017.

First Quarter 2017 Overview:

•	Sales for the three-month period ended March 31, 2017 totaled $3.54 million, in comparison to $2.99 million during the first quarter of 2016, a 19% increase.
•	Sales set new record for a quarter, surpassing the previous high level set during the first quarter of 2015.
•	Company has reported positive net operating income for 11 consecutive quarters.

Sales of the First Defense® product line (the Company’s lead product) increased by 18% during the three-month period ended March 31, 2017, in comparison to the same period in 2016. For the three-month period ended March 31, 2017, domestic sales of the First Defense® product line increased by 5%, and international sales increased by 133%, in comparison to the same period in 2016 when international demand was not fully met due to a shortage of inventory. Sales of the First Defense® product line have increased during 22 of the past 26 quarters in comparison to the same quarter of the immediately preceding year.

“During the period when demand outpaced our production capacity, we were forced to allocate product to customers, and more product was allocated to domestic distributors,” commented Michael F. Brigham, President and CEO. “With our production capacity expanded, international demand now has been fully met.”

The new level of sales demand established during 2015 exceeded the Company’s production capacity and available inventory, resulting in a backlog of First Defense® orders from early 2015 through the middle of 2016. This prolonged period of order backlog disrupted normal shipping patterns. Investments to increase production capacity were completed at the end of the first quarter of 2016, allowing the Company to reset distributors’ inventory levels and significantly reduce the backlog of orders as of June 30, 2016 and to eliminate it as of September 30, 2016. With distributors’ inventory levels reset, sales were down during the third and fourth quarters of 2016 in comparison to the same periods in 2015, which could result in favorable revenue comparisons during the second half of 2017 versus the second half of 2016.

Market conditions in the dairy and beef industries, including milk pricing and prices for calves, weakened in 2016 compared to 2015. Milk prices have made modest improvements going into 2017.

Other Income Statement Data for First Quarter:

•	Net operating income was $918,000 and $699,000 during the three-month periods ended March 31, 2017 and 2016, respectively. The first quarter of 2017 was the eleventh consecutive quarter of positive net operating income.
•	Net income was $584,000, or $0.12 per diluted share, during the first quarter of 2017 in comparison to net income of $452,000, or $0.11 per diluted share, during the first quarter of 2016.

Balance Sheet Data as of March 31, 2017:

•	Cash, cash equivalents and short-term investments decreased to $7.2 million at March 31, 2017 from $10.6 million at December 31, 2016 (excluding approximately $343,000 held temporarily in escrow against certain construction performance requirements pertaining to Mast Out® at both dates).
•	Net working capital decreased to $9.1 million at March 31, 2017 from $12.3 million at December 31, 2016.
•	Stockholders’ equity increased to $20.4 million at March 31, 2017 from $19.7 million at December 31, 2016.

Product Development and Distribution Update:

During the second half of 2017, the Company expects to achieve regulatory approval of First Defense® Tri-Shield™, a new formulation of its bovine antibodies that combines the bivalent claims (against E. coli and coronavirus) of the First Defense® capsule with a new rotavirus claim. The First Defense® Tri-Shield™ product will be available in a gel tube delivery format. The Company is working to also achieve regulatory approval of its bivalent gel tube formulation that is currently sold without claims as First Defense Technology®. With its increased production capacity, the Company has begun to seek additional distributor partnerships to bring First Defense® into new international territories.

Mast Out® Update:

During the third quarter of 2016, the Company initiated construction of its $20 million pharmaceutical facility to produce Nisin, the active ingredient in Mast Out®, a novel treatment for subclinical mastitis in lactating dairy cows. Approximately $7.3 million was capitalized on this project as of March 31, 2017, of which approximately $847,000 was recorded in accounts payable as of March 31, 2017. The Company expects to pay for the remaining $13.5 million of budgeted expenditures with its $7.2 million of cash on hand as of March 31, 2017 and its $7.0 million of available bank debt. Spending on this project is expected to be largely complete by September 30, 2017. The Company is on track and on budget to complete the construction and the installation and qualification of equipment by the first quarter of 2018 to maintain the timeline leading to anticipated FDA approval and market launch in 2019.

Nisin is a bacteriocin that is not used in human medicines and would not contribute to the growing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria (“superbugs”).

“Our groundbreaking product innovation is unlike all other antibiotic treatments on the market today that are used subject to milk discard requirements,” further commented Mr. Brigham. “Currently, mastitis, which costs the dairy industry about $2 billion per year, is treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. The “zero milk discard” product feature of Mast Out® would make earlier treatment of sick cows economically feasible, while these cows are still producing saleable milk. No other product can provide this kind of value proposition.”

Conference Call:
Interested parties can access a conference call scheduled by the Company to review these results by dialing (844) 855-9502 or (412) 317-5499 at 4:30 PM ET today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10106647.

About ImmuCell:
ImmuCell Corporation's (NasdaqCM: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

Condensed Statements of Income

	For the Three-Month Periods Ended March 31,
(In thousands, except per share amounts)	2017	2016
	(Unaudited)	(Unaudited)

Product sales	$3,544	$2,986
Costs of goods sold	1,392	1,228
Gross margin	2,152	1,758

Sales, marketing and administrative expenses	894	757
Product development expenses	340	302
Operating expenses	1,234	1,059

NET OPERATING INCOME	918	699

Other expenses, net	30	23

INCOME BEFORE INCOME TAXES	888	676

Income tax expense	304	224

NET INCOME	$584	$452

Weighted average common shares outstanding:
Basic	4,848	3,833
Diluted	4,940	3,944
NET INCOME PER SHARE:
Basic	$0.12	$0.12
Diluted	$0.12	$0.11

Selected Balance Sheet Data

	(Unaudited)
	As of March 31, 2017		As of December 31, 2016
(In thousands)
Cash, cash equivalents and short-term investments	$7,230	(1)	$10,624	(1)
Net working capital	9,150		12,289
Total assets	25,334		24,697
Stockholders’ equity	$20,368		$19,722

(1) This balance does not include approximately $343 held temporarily in escrow against certain construction performance requirements pertaining to Mast Out®.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by current products and products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the future adequacy of our working capital and the availability and cost of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out®; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors’ ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, actual as compared to expected or estimated costs of expanding our manufacturing facilities, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.